Exhibit 99.1

Nektar Therapeutics Announces Details of Redemption of 6 3/4% Convertible Subordinated Debentures due October 2006

San Carlos, CA, April 1, 2004 — Nektar Therapeutics (NASDAQ:NKTR) today has called for the full redemption on April 21, 2004 of its outstanding 6 3/4% convertible subordinated debentures due October 2006 issued in October 1999.  The aggregate principal amount outstanding of the debentures is $7,760,000.  The CUSIP numbers for these debentures are 457191AC8 and 457191AA2.

Prior to 5:00 p.m. Eastern Time, on April 19, 2004, holders of these debentures may convert their debentures into shares of Nektar common stock at a price of $16.00375 per share, or approximately 62.4853 shares of Nektar common stock per $1,000 principal amount of the debentures.  Cash will be paid in lieu of fractional shares.  On March 31, 2004, the closing price of Nektar common stock on the Nasdaq National Market was $21.52 per share.

Alternatively, holders of these debentures may have their notes redeemed at a redemption price of $1,022.50 per $1,000 principal amount of debentures, together with any interest accrued but not paid to the date of redemption, for a total redemption payment of $1,024.00 per such $1,000 principal amount of debentures.  Any debentures not converted on or before 5:00 p.m. Eastern Time, on April 19, 2004, will be automatically redeemed on April 21, 2004, after which interest will cease to accrue.

A notice of redemption is being mailed by Nektar to all registered holders of the debentures.  Copies of the notice of redemption and additional information relating to the procedure for redemption may be obtained from J.P. Morgan Trust Company, National Association by calling James Nagy at (415) 315-7533.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these debentures and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

This release contains forward-looking statements that reflect management’s current views as to Nektar Therapeutics’ business strategy, product and technology development plans and funding, collaborative arrangements, clinical trials, and other future events and operations.  These forward-looking statements involve uncertainties and other risks that are detailed in Nektar Therapeutics’ reports and other filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2003.  Actual results could differ materially from these forward-looking statements.

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